Exhibit 99.1

Citi Trends Reaches Agreement with Macellum

Peter R. Sachse to be Nominated to Stand for Election at the 2019 Annual Meeting

John S. Lupo to Retire from the Board; Brian P. Carney to be Chairman After the 2019 Meeting

Nominating and Corporate Governance Committee to Initiate Search for

Additional Qualified Independent Director

Macellum Agrees to Standstill Provisions through 2020 Annual Meeting

SAVANNAH, Ga. — April 11, 2019 — Citi Trends, Inc. (NASDAQ: CTRN) (“Citi Trends” or “the Company”) today announced that it has entered into an agreement with Macellum SPV III, LP (“Macellum”), pursuant to which the Board intends to nominate Peter R. Sachse to stand for election at the 2019 Annual Meeting of Stockholders (“2019 Annual Meeting”) with a term expiring at the 2020 Annual Meeting of Stockholders (“2020 Annual Meeting”). The Company also announced that John S. Lupo will retire from the Board and not stand for re-election at the 2019 Annual Meeting. Following Mr. Lupo’s retirement and effective as of the conclusion of the 2019 Annual Meeting, Brian P. Carney will serve as Chairman of the Board.

Citi Trends also today announced that the Nominating and Corporate Governance Committee will undergo a search for an additional independent director to be identified no later than September 30, 2019. Upon the identified individual being appointed to the Board, the Board will increase from seven to eight members. The Board expects to reduce the size of the Board back to seven members at the 2020 Annual Meeting, unless its members unanimously agree to remain at eight directors.

Mr. Sachse brings to Citi Trends more than three decades of experience at Macy’s, Inc. in various positions, including Chief Growth Officer, Chief of Innovation and Business Development, Chief Stores Officer, Chief Marketing Officer and President of Corporate Marketing. In addition, Mr. Sachse served as Chairman and Chief Executive Officer of the macys.com division of Macy’s, Inc. and was involved in launching Macy’s successful off-price concept Back Stage. From February 2010 to December 2018 and from October 2006 to April 2007, Mr. Sachse served as a director of XO Group Inc., a media and technology company that provides content, tools, products and services for couples who are planning weddings, creating a home, and starting a family. Mr. Sachse also previously served as a director of Charitybuzz Inc., a for-profit internet company that raises funds for nonprofit organizations through online charity auctions with celebrities and brands from 2012 until 2015. Prior to serving in these roles, Mr. Sachse was President and Chief Operating Officer of The Bon Marche, a department store chain launched in Seattle.

“We have made significant progress over the last several years on our strategic plan to grow the business, increase our profitability and provide meaningful returns to our stockholders,” said Bruce Smith, Chief Executive Officer of Citi Trends. “Our agreement with Macellum underscores our commitment to adding qualified directors who can help drive long-term stockholder value. We look forward to welcoming Peter to the Board and benefiting from his decades of retail experience as we continue to focus on improving our merchandising, planning and allocation, while driving efficiencies, reducing costs and optimizing our store footprint.”

“On behalf of the entire Board and management team, I want to thank John for his valuable contributions to Citi Trends over the last 15 years, including in his role as Chairman,” said Mr. Carney.

“We are pleased we could reach this agreement with the Company,” said Jonathan Duskin, sole member of Macellum Advisors GP, LLC and current member of the Citi Trends Board. “Citi Trends is a great company with significant value potential, and we are confident that the addition of Peter, together with a director we will identify through a search process, will bring fresh perspectives and added expertise to the Board.”

Under the terms of the agreement, Macellum has agreed to withdraw its slate of nominees and will vote all of its shares in favor of all of the Board’s nominees. Further, Macellum has agreed to standstill provisions through the 2020 Annual Meeting; provided that the Company agrees to nominate Mr. Duskin, Mr. Sachse and the additional independent director to be identified at the 2020 Annual Meeting.

This agreement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company operates 562 stores located in 32 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchase authorizations, are forward-looking statements that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends filings with the U.S. Securities and Exchange Commission (the “SEC”), including those set forth under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Any forward-looking statements by the Company are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Important Additional Information

Citi Trends, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Citi Trends stockholders in connection with the matters to be considered at Citi Trends’ 2019 Annual Meeting. Citi Trends intends to file a proxy statement with the SEC in connection with any such solicitation of proxies from Citi Trends stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Citi Trends’ 2019 Annual Meeting. Information regarding the direct and indirect beneficial ownership of Citi Trends’ directors and executive officers in Citi Trends securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in Citi Trends’ Annual Report on Form 10-K for the year ended February 3, 2018, filed with the SEC on April 18, 2018 and its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended February 2, 2019 filed on June 11, 2018, September 6, 2018 and December 10, 2018, respectively. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Citi Trends with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.cititrends.com.

Contact:

Bruce Smith

President and Chief Executive Officer

(912) 443-2075

Media Contact:

Andy Brimmer / Greg Klassen / Jill Kary

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investor Contact:

Bruce Goldfarb / Chuck Garske / Teresa Huang

Okapi Partners LLC

(212) 297-0720